N-SAR Item 77C Exhibit

International Balanced Income

On February 12, 2009, the Annual Meeting of shareholders of the Fund was held to consider the following proposals. The results of the proposals are indicated below.
The votes recorded at the meeting, by proposal, were as follows:
Proposal 1 Election of Trustees:
Net Assets Voted Net Assets Voted
For Withheld
K. Dun Gifford $86,248,637 $4,278,077
Dr. Leroy Keith, Jr. $86,332,273 $4,194,441
Patricia B. Norris $86,489,434 $4,037,280
Michael S. Scofield $86,340,540 $4,186,174
Richard K.Wagoner $86,272,494 $4,254,220
William W. Pettit $86,354,701 $4,172,013
David M. Richardson $86,360,929 $4,165,785
Dr. Russell A. Salton, III $86,437,810 $4,088,904
Proposal 2a  Approval of the new Investment
Advisory Agreement with Evergreen
Investment Management Company, LLC
Net assets voted For $65,823,453
Net assets voted Against $ 2,967,389
Net assets voted Abstain $ 2,049,667
Proposal 2b  Approval of the new Sub-Advisory
Agreement with First International
Advisors, LLC, d/b/a Evergreen International
Advisors
Net assets voted For $65,557,108
Net assets voted Against $ 3,140,792
Net assets voted Abstain $ 2,142,596